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Exhibit 99.1

Bruker BioSciences Announces Post-Merger Restructuring

Company to Consolidate Certain Production Sites While Strengthening Sales and Customer Support

        Billerica, Massachusetts, October 20, 2003 (Business Wire)—Bruker BioSciences Corporation (NASDAQ:BRKR) today announced a plan to consolidate two of its smaller production facilities with existing larger production facilities in the U.S. and Europe. This restructuring has already been partially implemented and is expected to be finalized in the second quarter of 2004.

        Following the July 1st, 2003 merger of Bruker Daltonics and Bruker AXS, Bruker BioSciences has analyzed additional opportunities to drive its operating performance. The restructuring plan announced here goes beyond the original merger plan, and reflects the Company's commitment to cost-cutting and bottom-line improvement.

        As part of the restructuring, the Bruker AXS business will consolidate its life sciences x-ray systems production in Madison, Wisconsin (USA), and will outsource or transfer to its other production centers the manufacturing of certain Bruker-Nonius technologies. Bruker-Nonius, a subsidiary of Bruker AXS located in Delft, The Netherlands, will strengthen its focus on applications and product development for life science x-ray crystallography and structural proteomics, as well as on marketing and customer support.

        In addition, the Bruker Daltonics business will phase out manufacturing of substance detection products at its Faellanden, Switzerland site by the end of the second quarter of 2004. Due to this overall manufacturing consolidation, Bruker BioSciences expects to improve its operating performance by $2.5-3.0 million p.a. pre-tax, beginning in the third quarter of 2004.

        Bruker BioSciences incurred associated restructuring costs of approximately $2.7 million in the third quarter of 2003, including non-cash charges for the write-down of goodwill and intangible assets of $1.2 million. These restructuring costs are separate from any anticipated special charges which were previously discussed in our S-4 filing in connection with the merger, including merger charges for acquired research and development, merger related costs and impairment of acquired assets.

        "With the completion of the merger, we are pushing forward with a number of initiatives designed to further drive our top- and bottom-line growth," said Frank Laukien, President and CEO of Bruker BioSciences. "Beyond the merger synergies that we had discussed previously, we saw an opportunity for additional cost savings by improving our overall manufacturing efficiency. At the same time, we continue to gradually expand our global sales and customer support capabilities, commensurate with our growth objectives."

        Martin Haase, President and CEO of Bruker AXS and Senior Vice President of Bruker BioSciences, commented: "We believe this restructuring is an important step towards improved efficiency of operations at Bruker BioSciences. This plan is expected to reduce our fixed cost of operations as well as overhead costs significantly, and is designed to improve our gross and operating margins. We maintain our strong focus on R&D and product innovation, which is the key to our future top- and bottom-line growth."

ABOUT BRUKER BIOSCIENCES

        Bruker BioSciences Corporation, headquartered in Billerica, Massachusetts, is the publicly traded parent company of Bruker AXS Inc. and Bruker Daltonics Inc. Bruker AXS is a leading developer and provider of life science and advanced materials research tools based on X-ray technology. Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry. For more information, please visit www.bruker-biosciences.com

CAUTIONARY STATEMENT

        Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company's reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the Company's products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our respective annual reports on Form 10-K for the year ended December 31, 2002, our most recent quarterly reports on Form 10-Q, our current reports on Form 8-K and the joint proxy statement/prospectus filed in connection with the merger. We disclaim any intent or obligation to update these forward-looking statements.

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer Tel: (978) 663-3660, ext. 1411 Email: michael.willett@bdal.com

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Bruker BioSciences Announces Post-Merger Restructuring